EXHIBIT 4.2
FREDERICK’S OF HOLLYWOOD GROUP INC.
2003 EMPLOYEE EQUITY INCENTIVE PLAN
Adopted As Of December 1, 2003
Approved By Stockholders As Of December 1, 2003
Amended and Restated as of December 1, 2006
Assumed by Frederick’s of Hollywood Group Inc. from FOH Holdings, Inc.
as of January 28, 2008
Termination Date: November 30, 2013
1. Purposes.
     (a) General Purpose. The Company, by means of the Plan, seeks to retain and reward the services of the group of persons eligible to receive Options and to provide incentives for such persons to exert maximum efforts for the success of the Company and its Affiliates by providing such persons with the benefits of equity ownership in the Company, including, without limitation, the opportunity to benefit from increases in value of the Common Stock through the granting of Options.
     (b) Eligible Option Recipients. The persons eligible to receive Options are the Employees, Officers and Independent Directors of the Company and its Affiliates.
2. Adoption; Effective Date of Plan. This Plan shall be effective and Options may be granted hereunder upon this Plan’s adoption by the Board; provided, however, this Plan shall be approved by the Stockholders within twelve months after the date of the Board’s adoption of this Plan, and no Option shall be granted under this Plan until this Plan has been adopted by the Board and approved by the Stockholders.
3. Termination of Plan. Unless previously terminated by the Board, this Plan shall terminate at the close of business on November 30, 2013 (which is the day before the tenth anniversary of the adoption of this Plan by the Board), and no Options shall be granted hereunder after that date, but such termination shall not affect any Participant’s rights under an Option already granted to such Participant.
4. Definitions.
     (a) “Affiliate” means
          (i) with respect to an Incentive Stock Option, any parent corporation or subsidiary corporation of the Company, whether now or hereafter existing, as those terms are defined in Sections 424(e) and (f), respectively, of the Code; and

          (ii) with respect to a Nonstatutory Stock Option, any corporation, limited liability company or other business entity which is deemed to be a single employer under Sections 414(b) or (c) of the Code with Company, except that, for purposes of determining a controlled group of corporations under Section 414(b), “50 percent” shall be substituted for “80 percent” each place it appears in Section 1563(a)(1), (2) and (3), and in applying Section 1.414(c)-2, “50 percent” shall be substituted for “80 percent” each place that it appears in Section 1.414(c)-2.
     (b) “Board” means the Board of Directors of the Company.
     (c) “Change in Control” means: (i) a dissolution, liquidation or sale of all or substantially all of the assets of the Company; (ii) the consummation of a merger or consolidation of the Company or any direct or indirect subsidiary of the Company with any other corporation or other entity, other than a merger or consolidation that results in the voting securities of the Company outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof), in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any subsidiary of the Company, at least 50% of the combined voting power of the securities of the Company or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation; (iii) once the Company becomes a Reporting Company, the acquisition by any person, entity or group within the meaning of Section 13(d) or 14(d) of the Exchange Act, or any comparable successor provisions (excluding any employee benefit plan, or related trust, sponsored or maintained by the Company or any Affiliate of the Company) of the beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act, or comparable successor rule) of securities of the Company representing at least fifty percent (50%) of the combined voting power entitled to vote in the election of directors.
     (d) “Code” means the Internal Revenue Code of 1986, as amended, and any Treasury Regulations or other official guidance issued thereunder.
     (e) “Committee” means a committee of one or more members of the Board appointed by the Board in accordance with subsection 5(c).
     (f) “Common Stock” means the common stock of the Company, par value $0.01 per share.
     (g) “Company” means Frederick’s of Hollywood Group Inc., a New York corporation.
     (h) “Continuous Service” means
          (i) With respect to a Nonstatutory Stock Option, the period during which the Participant’s service with the Company or an Affiliate, whether as an Employee or Officer, is not interrupted or terminated. The Participant’s Continuous Service shall not be deemed to have terminated merely because of a change in the capacity in which the Participant renders service to the Company or an Affiliate as an Employee or Officer or a change in the entity for which the Participant renders such service, provided that there is no interruption or termination of the Participant’s Continuous Service. For example, a change in status from an Employee of the Company to an Officer of an Affiliate will not constitute an interruption of Continuous Service. The Board or the chief executive officer of the Company, in that party’s sole discretion, may determine whether Continuous Service shall be considered interrupted in the case of any leave of absence approved by that party, including sick leave, military leave or any other personal leave.
          (ii) With respect to an Incentive Stock Option, the period during which the Employee’s service with the Company, in his or her capacity as an Employee, is not interrupted or terminated; provided that the Employee’s Continuous Service will be treated as continuing intact for a period of ninety (90) days (or for any longer period during which the Employee’s right to reemployment with the Company or its Affiliate is guaranteed by statute or by contract) if the Employee is on military, sick leave or other bona fide leave of absence.
     (i) “Controlling Shareholder” shall mean any Stockholder which, directly or indirectly, owns or controls more than twenty-five percent (25%) of the voting stock of Company.
     (j) “Disability” means (i), with respect to Incentive Stock Options, a “total and permanent disability” within the meaning of Section 22(e)(3) of the Code; and (ii), with respect to Nonstatutory Stock Options, as defined in the Participant’s employment agreement with the Company, if any, or, if none, then as defined in any disability income policies maintained by the Company, if any, and, if none, then as defined in Section 22(e)(3) of the Code.
     (k) “Employee” means any person employed by the Company or an Affiliate as an employee within the meaning of Code Section 3401(c) and Treasury Regulations issued thereunder.
     (l) “Exchange Act” means the Securities Exchange Act of 1934, as amended.
     (m) “Fair Market Value” means, as of any date, the value of the Common Stock determined as follows:
          (i) If (a) the Common Stock is listed on any established stock exchange traded on the Nasdaq National Market or the Nasdaq SmallCap Market, or other comparable quotation system and has been designated as a National Market System (“NMS”) security, the Fair Market Value of a share of Common Stock shall be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such exchange or market (or the exchange or market with the greatest volume of trading in the Common Stock) on the day of determination, or if such exchange or market is not open for business on such date, on the last market trading day prior to the day of determination, or (b) the Common Stock is admitted to quotation on the NASDAQ System but has not been designated as an NMS Security, Fair Market Value of a share on any date shall be the average of the highest bid and lowest asked prices of such share on such system on the last date preceding said date of which both bid and ask prices were reported, all as reported in The Wall Street Journal or such other source as the Board deems reliable.
          (ii) In the absence of such markets for the Common Stock, the Fair Market Value shall be determined in good faith by the Board or any Committee thereof (including, without limitation, the Compensation Committee) if so delegated by the Board pursuant to Section 5(c); provided, however, such determination shall be based on the reasonable application of a reasonable valuation method within the meaning of Section 409A of the Code.
          (iii) Prior to the Company becoming a Reporting Company, the Fair Market Value of the Common Stock shall be determined in a manner consistent with Section 260.140.50 of the Regulations.
Notwithstanding the foregoing provisions of this subsection 4(e), the determination of Fair Market Value shall comply with the requirements of Section 409A of the Code.
     (n) “Incentive Stock Option” means an option to purchase Common Stock, which is intended to qualify as an incentive stock option within the meaning of Section 422 of the Code and the regulations promulgated thereunder.
     (o) “Independent Director” means a person other than an Officer or Employee of the Company or Controlling Stockholder or any parent or subsidiary of the Company or Controlling Stockholder. No director qualifies as an Independent Director unless the Board of Directors affirmatively determines that the director does not have a material relationship with the Company or any parent or subsidiary of the Company that would interfere with the exercise of independent judgment.
     (p) “Nonstatutory Stock Option” means an option to purchase Common Stock, which is not intended to qualify as an Incentive Stock Option.
     (q) “Officer” means (i) prior to the Company becoming a Reporting Company, any person designated by the Company as an officer and (ii) once the Company becomes a Reporting Company, a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.
     (r) “Option” means an Incentive Stock Option or a Nonstatutory Stock Option granted pursuant to the Plan.
     (s) “Option Agreement” means a written agreement between the Company and an Optionholder evidencing the terms and conditions of an individual Option grant. Each Option Agreement shall be subject to the terms and conditions of the Plan.

     (t) “Option holder” means a person to whom an Option is granted pursuant to the Plan or, if applicable, such other person who holds an outstanding Option.
     (u) “Participant” means a person to whom an Option is granted pursuant to the Plan or, if applicable, such other person who holds an outstanding Option.
     (v) “Plan” means this Frederick’s of Hollywood Group Inc. 2003 Employee Equity Incentive Plan.
     (w) “Regulations” means Title 10 of the California Code of Regulations.
     (x) “Reporting Company” means a company that is subject to the reporting requirements of Section 12, 13 or 15(d) of the Exchange Act.
     (y) “Rule 16b-3” means Rule 16b-3 promulgated under the Exchange Act or any successor to Rule 16b-3, as in effect from time to time.
     (z) “Securities Act” means the Securities Act of 1933, as amended.
     (aa) “Stockholders” means the stockholders of the Company.
     (bb) “Ten Percent Stockholder” means a person who owns (or is deemed to own pursuant to Section 424(d) of the Code) stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or of any of its Affiliates.
5. Administration.
     (a) Administration by the Board. The Board shall administer the Plan unless and until the Board delegates administration to a Committee (such as the Company’s Compensation Committee), as provided in subsection 5(c). In the event the Plan becomes subject to Section 162(m) of the Code, the Board (and any Committee delegated to pursuant to Section 5(c)) shall administer the Plan, and the Plan shall be interpreted, in a manner consistent with the requirements thereof (including, without limitation, the number of options that may be granted to a Participant in any calendar year).
     (b) Powers of Board. The Board shall have the power, subject to, and within the limitations of, the express provisions of the Plan:
          (i) To determine from time to time (a) which of the persons eligible under the Plan shall be granted Options; (b) when and how each Option shall be granted; (c) the provisions of each Option granted (which need not be identical), including the time or times when a person shall be permitted to receive Common Stock pursuant to an Option; and (d) the number of shares of Common Stock with respect to which an Option shall be granted to each such person.

          (ii) To construe and interpret the Plan and Options granted under it, and to establish, amend and revoke rules and regulations for its administration. The Board, in the exercise of this power, may correct any defect, omission or inconsistency in the Plan or in any Option Agreement, in a manner and to the extent it shall deem necessary or expedient to make the Plan fully effective.
          (iii) To amend the Plan or an Option as provided in Section 13.
          (iv) Generally, to exercise such powers and to perform such acts as the Board deems necessary or expedient to promote the best interests of the Company, which are not in conflict with the provisions of the Plan.
          Without limiting the foregoing, the Board shall also have the authority to require, as a condition of the granting of any Option, that the Participant agree not to sell or otherwise dispose of shares of Common Stock acquired pursuant to the Option for a period of six (6) months following the date of acquisition of such shares of Common Stock.
          The Board, or any Committee that the Board delegates its powers to pursuant to subsection 5(c), may employ such legal counsel, consultants and agents as it may deem desirable for the administration of the Plan and may rely upon any opinion received from any such counsel, consultant or agent and any computation received from any such counsel, consultant or agent. The Company shall pay the expenses incurred by the Board (or such Committee) in the engagement of such counsel, consultant or agent. No member or former member of the Board or a Committee (if administration is delegated to such Committee) shall be liable for any action or determination made in good faith with respect to the Plan or any Option.
     (c) Delegation to Committee. The Board may delegate administration of the Plan to a Committee or Committees of one or more members of the Board (including, without limitation, the Compensation Committee), and the term “Committee” shall apply to any person or persons to whom such authority has been delegated. If administration is delegated to a Committee, the Committee shall have, in connection with the administration of the Plan, the powers possessed by the Board, as described in subsection 5(b), including the power to delegate to a subcommittee any of the administrative powers the Committee is authorized to exercise (and references in this Plan to the Board shall thereafter be to the Committee or subcommittee), subject, however, to such resolutions, not inconsistent with the provisions of the Plan, as may be adopted from time to time by the Board. The Board may abolish the Committee at any time and revest in the Board the administration of the Plan.
     (d) Effect of Board’s Decision. All determinations, interpretations and constructions made by the Board in good faith shall not be subject to review by any person and shall be final, binding and conclusive on all persons.

6. Stock Subject to the Plan.
     (a) Share Reserve. Subject to the provisions of Section 12 relating to adjustments upon changes in Common Stock, the Common Stock that may be issued pursuant to Options shall not exceed in the aggregate 1,171,902 shares of Common Stock.
     (b) Reversion of Shares to the Share Reserve. If any Option shall for any reason expire or otherwise terminate, in whole or in part, without having been exercised in full, the shares of Common Stock not acquired under such Option shall revert to and again become available for issuance under the Plan.
     (c) Source of Shares. The shares of Common Stock subject to the Plan may be unissued shares or reacquired shares of Common Stock, bought on the market or otherwise.
     (d) Share Reserve Limitation. Prior to the Company becoming a Reporting Company and to the extent then required by Section 260.140.45 of the Regulations, the total number of shares of Common Stock issuable upon exercise of all outstanding Options and the total number of shares of Common Stock provided for under any stock bonus or similar plan of the Company shall not exceed the applicable percentage as calculated in accordance with the conditions and exclusions of Section 260.140.45 of the Regulations, based on the shares of Common Stock of the Company that are outstanding at the time the calculation is made.1
7. Eligibility.
     (a) General. Options may be granted to Employees, Officers and Independent Directors. No person who is otherwise eligible shall be disqualified to receive an Option merely because he or she is already a stockholder of the Company. Incentive Stock Options may be granted only to Employees or prospective Employees; provided, however, that any grant of Incentive Stock Options to a prospective Employee shall be conditioned on the commencement of employment with the Company or an Affiliate.
     (b) Ten Percent Stockholders.
          (i) A Ten Percent Stockholder shall not be granted an Incentive Stock Option unless the exercise price of such Option is at least 110% of the Fair Market Value of the

[1]	Section 260.140.45 generally provides that the total number of shares issuable upon exercise of all outstanding options (exclusive of certain rights) and the total number of shares called for under any stock bonus or similar plan shall not exceed a number of shares which is equal to 30% of the then outstanding shares of the issuer (convertible preferred or convertible senior common shares counted on an as if converted basis), exclusive of shares subject to promotional waivers under Section 260.141, unless a percentage higher than 30% is approved by at least two-thirds of the outstanding shares entitled to vote.

Common Stock subject to the Option at the date of grant and the Option is not exercisable after the expiration of five years from the date of grant.
          (ii) Prior to the Company becoming a Reporting Company, a Ten Percent Stockholder shall not be granted a Nonstatutory Stock Option unless the exercise price of such Option is (a) 110% of the Fair Market Value of the Common Stock at the date of grant or (b) such lower percentage of the Fair Market Value of the Common Stock at the date of grant as is permitted by Section 260.140.41 of the Regulations at the time of the grant of the Option.
8. Option Provisions.
     Each Option shall be in such form and shall contain such terms and conditions as the Board shall deem appropriate. All Options shall be designated Incentive Stock Options or Nonstatutory Stock Options at the time of grant, and, if certificates are issued, a separate certificate or certificates will be issued for shares of Common Stock purchased on exercise of each type of Option. The provisions of separate Options need not be identical, but each Option shall include (through incorporation of provisions hereof by reference in the Option or otherwise) the substance of each of the following provisions:
     (a) Term. No Option granted prior to the Company becoming a Reporting Company shall be exercisable after the expiration of 10 years from the date it was granted, and no Incentive Stock Option granted once the Company becomes a Reporting Company shall be exercisable after the expiration of 10 years from the date it was granted.
     (b) Exercise Price.
          (i) Exercise Price of an Incentive Stock Option. Subject to Section 7(b), the exercise price of each Incentive Stock Option shall be not less than 100% of the Fair Market Value of the Common Stock subject to the Option on the date the Option is granted. Notwithstanding the foregoing, an Incentive Stock Option may be granted with an exercise price lower than that set forth in the preceding sentence if such Option is granted pursuant to an assumption or substitution for another option in a manner satisfying the provisions of Section 424(a) of the Code.
          (ii) Exercise Price of a Nonstatutory Stock Option. Subject to Section 7(b), the exercise price of each Nonstatutory Stock Option granted at any time shall be not less than 100% of the Fair Market Value of the Common Stock subject to the Option on the date the Option is granted. Notwithstanding the foregoing, a Nonstatutory Stock Option granted once the Company becomes a Reporting Company may be granted with an exercise price lower than that set forth in the preceding sentence if such Option is granted pursuant to an assumption or substitution for another option in a manner satisfying the provisions of Section 424(a) of the Code.

     (c) Consideration. Payment of the aggregate exercise price of any shares of Common Stock with respect to which the Option is being exercised must be made to the Company in accordance with the Option Agreement, which may provide that such payment be made in (i) cash, (ii) certified or cashier’s check, (iii) shares of the Company’s Common Stock with a Fair Market Value that is at least equal to the aggregate exercise price of the shares of Common Stock with respect to which the Option is being exercised, which shares of the Common Stock have been held by the Participant for at least six months prior to the date of exercise of the Option, provided, however, payment of the exercise price for any Incentive Stock Option may not be by “statutory option stock” (as defined in Section 424(c)(3)(B) of the Code) unless the applicable holding period requirements specified in Section 424(c)(3)(A)(ii) for the statutory option stock have been met; (iv) any combination of the foregoing items, or (v) such other consideration as the Board may approve and as set forth in the applicable Option Agreement, so long as the Fair Market Value of such consideration is no less than the aggregate exercise price of the shares of Common Stock with respect to which the Option is being exercised. At any time that the Company is incorporated in Delaware, payment of the Common Stock’s “par value,” as defined in the Delaware General Corporation Law, shall not be made by deferred payment.
     In the case of any deferred payment arrangement, interest shall be compounded at least annually and shall be charged at the minimum rate of interest necessary to avoid the treatment as interest, under any applicable provisions of the Code, of any amounts other than amounts stated to be interest under the deferred payment arrangement.
     (d) Issuance. Upon receipt of notice and payment, the Company shall promptly issue to the Participant the number of shares of Common Stock with respect to which the Option is being exercised; provided, however, the delivery date of the shares of Common Stock shall be extended for a period reasonably necessary to permit the Company to take any action required by any law or any regulation of any regulatory agency or other body having jurisdiction over the issuance of shares of Common Stock under this Plan and the applicable Option Agreement. In addition, the Company shall not be obligated to issue shares of Common Stock upon exercise of an Option if counsel for the Company determines that the issuance of such shares of Common Stock would be or would likely be in violation of any applicable securities laws.
     (e) Method of Exercise of Options. Any Option shall be exercised by a Participant by Participant’s delivery of written notice thereof to the Company at its principal place of business stating the number of shares of Common Stock with respect to which the Option is being exercised and accompanied by (i) payment in full of the aggregate exercise price of such shares of Common Stock, and (ii) such other items and documents as required by the terns and conditions of the Option Agreement.
     (f) Transferability of an Incentive Stock Option. An Incentive Stock Option shall not be transferable except by will or by the laws of descent and distribution and shall be exercisable during the lifetime of the Optionholder only by the Optionholder. Notwithstanding the foregoing, the Optionholder may, by delivering written notice to the Company, in a form satisfactory to the Company, designate a third party who, in the event of the death or Disability of the Optionholder, shall thereafter be entitled to exercise the Option.

     (g) Transferability of a Nonstatutory Stock Option. A Nonstatutory Stock Option granted prior to the Company becoming a Reporting Company may only be transferred by will or by the laws of descent and distribution and, to the extent provided in the Option Agreement, to such further extent as permitted by Section 260.140.41(d) of the Regulations at the time of the grant of the Option. A Nonstatutory Stock Option granted once the Company becomes a Reporting Company may only be transferred (i) to the extent provided in the Option Agreement; or (ii) if not provided for in the Option Agreement, by will or by the laws of descent and distribution. All Nonstatutory Stock Options, regardless of the grant date, shall be exercisable during the lifetime of the Optionholder only by the Optionholder. Notwithstanding the foregoing, the Optionholder may, by delivering written notice to the Company, in a form satisfactory to the Company, designate a third party who, in the event of the death of the Optionholder, shall thereafter be entitled to exercise the Option.
     (h) Vesting Generally. The total number of shares of Common Stock subject to an Option may, but need not, vest and therefore become exercisable in periodic installments that may, but need not, be equal. The Option may be subject to such other terns and conditions on the time or times when it may be exercised (which may be based on performance or other criteria) as the Board may deem appropriate. The vesting provisions of individual Options may vary. The provisions of this subsection 8(h) are subject to any Option provisions governing the minimum number of shares of Common Stock as to which an Option may be exercised.
     (i) Minimum Vesting Prior to the Company Becoming a Reporting Company. Notwithstanding the foregoing subsection 8(h), to the extent that the following restrictions on vesting are required by Section 260.140.41(f) of the Regulations at the time of the grant of the Option, then:
          (i) Options granted prior to the Company becoming a Reporting Company to an Employee who is not an Officer shall provide for vesting of the total number of shares of Common Stock at a rate of at least 20% per year over five years from the date the Option was granted, subject to reasonable conditions such as continued employment; and
          (ii) Options granted prior to the Company becoming a Reporting Company to Officers may be made fully exercisable, subject to reasonable conditions such as continued employment, at any time or during any period established by the Company.
     (j) Termination of Continuous Service. In the event an Optionholder’s Continuous Service terminates (other than upon the Optionholder’s death or Disability), the Optionholder may exercise his or her Option (to the extent that the Optionholder was entitled to exercise such Option as of the date of termination) but only within such period of time ending on the earlier of (i) the date following the termination of the Optionholder’s Continuous Service as specified in the Option Agreement (which period shall not be less than 30 days for Options granted prior to the Company becoming a Reporting Company unless such termination is for cause, and shall not be longer than three months if the Option is an Incentive Stock Option), or if not otherwise specified in the Option Agreement, the date that is three months after such termination, or (ii) the expiration of the term of the Option as set forth in the Option Agreement. If, after termination, the Optionholder does not exercise his or her Option within the time specified in the Option Agreement, the Option shall terminate.
     (k) Extension of Termination Date. An Optionholder’s Option Agreement may also provide that, if the exercise of the Option following the termination of the Optionholder’s Continuous Service (other than upon the Optionholder’s death or Disability) would be prohibited at any time solely because the issuance of shares of Common Stock would violate the registration requirements under the Securities Act, then the Option shall terminate on the earlier of (i) the expiration of the term of the Option set forth in subsection 8(a) or (ii) the expiration of up to a period of three months beginning on the first date after the termination of the Optionholder’s Continuous Service during which the exercise of the Option would not violate of such registration requirements.
     (l) Disability of Optionholder. In the event that an Optionholder’s Continuous Service terminates as a result of the Optionholder’s Disability, the Optionholder may exercise his or her Option (to the extent that the Optionholder was entitled to exercise such Option as of the date of termination), but only within such period of time ending on the earlier of (i) the date following such termination as specified in the Option Agreement (which period shall not be less than six months for Options granted prior to the Company becoming a Reporting Company, and shall not be longer than twelve months if the Option is an Incentive Stock Option), or if not otherwise specified in the Option Agreement, the date that is twelve months after such termination, or (ii) the expiration of the term of the Option as set forth in the Option Agreement. If, after termination, the Optionholder does not exercise his or her Option within the time specified herein, the Option shall terminate.
     (m) Death of Optionholder. In the event (i) an Optionholder’s Continuous Service terminates as a result of the Optionholder’s death or (ii) the Optionholder dies within the period (if any) specified in the Option Agreement during which the Option may be exercised after the termination of the Optionholder’s Continuous Service for a reason other than death, then the Option may be exercised (to the extent the Optionholder was entitled to exercise such Option as of the date of death) by the Optionholder’s estate, by a person who acquired the right to exercise the Option by bequest or inheritance or by a person designated to exercise the Option upon the Optionholder’s death pursuant to subsection 8(f), but only within the period ending on the earlier of (i) the date following the date of death as specified in the Option Agreement (which period shall not be less than six months for Options granted prior to the Company becoming a Reporting Company, and shall not be longer than twelve months if the Option is an Incentive Stock Option), or if not otherwise specified in the Option Agreement, the date that is twelve months after the date of death, or (ii) the expiration of the term of such Option as set forth in the Option Agreement. If, after death, the Option is not exercised within the time specified herein, the Option shall terminate.
     (n) Disqualifying Disposition of Incentive Stock Options. If Common Stock acquired upon exercise of any Incentive Stock Option is disposed of in a disposition that, under Code Section 422, disqualifies the holder of such Common Stock from the application of Code Section

421(a), such holder of Common Stock immediately prior to the disposition will comply with any requirements imposed by the Company in order to enable the Company to secure the related income tax deduction to which it is entitled in such event.
     (o) Right of Repurchase. Subject to the “Repurchase Limitation” in subsection 11(g), the Option may, but need not, include a provision in the Option Agreement whereby the Company may elect, prior to the Company becoming a Reporting Company, to repurchase all or any part of the vested shares of Common Stock acquired by the Optionholder pursuant to the exercise of the Option. Provided that the “Repurchase Limitation” in subsection 11(g) is not violated, the Company will not exercise its repurchase option until at least six months (or such longer or shorter period of time required to avoid a charge to earnings for financial accounting purposes) have elapsed following exercise of the Option unless the Board otherwise specifically provides in the Option.
     (p) Restrictions on Transfer. The Board may include in any Option Agreement, in addition to the right of repurchase in favor of the Company as provided herein, certain restrictions on the alienation of the shares of Common Stock obtainable upon exercise of the Option subject to such Option Agreement, including without limitation, a right of first refusal, for the benefit of the Company.
     (q) Fractional Shares Minimum Purchase. No Option shall be exercisable except in respect of whole shares of Common Stock, and fractional shares of Common Stock shall be disregarded. A minimum of 100 shares of Common Stock may be purchased at any one time, unless the lesser number purchased is the total number available for purchase under the Option at the time.
9. Covenants of the Company.
     (a) Availability of Shares. During the terms of the Options, the Company shall keep available at all times the number of shares of Common Stock required to satisfy such Options.
     (b) Securities Law Compliance. The Company shall seek to obtain from each regulatory commission or agency having jurisdiction over the Plan such authority as may be required to grant Options and to issue and sell shares of Common Stock upon exercise of the Options; provided, however, that this undertaking shall not require the Company to register under the Securities Act the Plan, any Option or any Common Stock issued or issuable pursuant to any such Options. If, after reasonable efforts, the Company is unable to obtain from any such regulatory commission or agency the authority which counsel for the Company deems necessary for the lawful issuance and sale of Common Stock under the Plan, the Company shall be relieved from any liability for failure to issue and sell Common Stock upon exercise of such Options unless and until such authority is obtained.
10. Use of Proceeds. Proceeds from the sale of Common Stock pursuant to Options shall constitute general funds of the Company.

11. Miscellaneous.
     (a) Acceleration of Exercisability and Vesting. The Board shall have the power to accelerate the time at which an Option may first be exercised or the time during which an Option or any part thereof will vest in accordance with the Plan, notwithstanding the provisions in the Option stating the time at which it may first be exercised or the time during which it will vest.
     (b) Stockholder Rights. No Participant shall be deemed to be the holder of, or to have any of the rights of a holder with respect to, any shares of Common Stock subject to such Option unless and until such Participant has satisfied all requirements for exercise of the Option pursuant to its terms and a certificate evidencing Participant’s shares shall have been delivered.
     (c) No Employment or other Service Rights. Nothing in the Plan or any instrument executed or Option granted pursuant thereto shall confer upon any Participant any right to continue to serve the Company or an Affiliate in the capacity in effect at the time the Option was granted or shall affect the right of the Company or an Affiliate to terminate (i) the employment of an Employee with or without notice and with or without cause, or (ii) the service of an Officer pursuant to the Bylaws of the Company or an Affiliate, and any applicable provisions of the corporate law of the state in which the Company or the Affiliate is incorporated, as the case may be.
     (d) Investment Assurances. The Company may require a Participant, as a condition of exercising or acquiring Common Stock under any Option, to give written assurances satisfactory to the Company (i) as to the Participant’s knowledge and experience in financial and business matters and/or to employ a purchaser representative reasonably satisfactory to the Company who is knowledgeable and experienced in financial and business matters and that such Participant is capable of evaluating, alone or together with the purchaser representative, the merits and risks of exercising the Option; and (ii) stating that the Participant is acquiring Common Stock subject to the Option for the Participant’s own account and not with any present intention of selling or otherwise distributing the Common Stock. The foregoing requirements, and any assurances given pursuant to such requirements, shall be inoperative if (1) the issuance of the shares of Common Stock upon the exercise or acquisition of Common Stock under the Option has been registered under a then currently effective registration statement under the Securities Act or (2) as to any particular requirement, a determination is made by counsel for the Company that such requirement need not be met in the circumstances under the then applicable securities laws.
     (e) Legends. The Board, in any Option Agreement, may require any legends on stock certificates representing the Common Stock as deemed necessary by the Board, including, but not limited to, legends restricting the transfer of the Common Stock.
     (f) Withholding Obligations. Each Participant authorizes the Company to withhold from salary, bonus or any other amount payable to Participant, and otherwise agrees to make adequate provision for any sums required to satisfy the federal, state, local and foreign tax withholding obligations of the Company or its Affiliates, if any, which arise in connection with the Option. To the extent provided by the terms of an Option Agreement, the Participant may satisfy any federal, state or local tax withholding obligation relating to the exercise or acquisition of Common Stock under an Option by any of the following means (in addition to the Company’s right to withhold from any compensation paid to the Participant by the Company) or by a combination of such means: (i) tendering a cash payment; (ii) authorizing the Company to withhold shares of Common Stock from the shares of Common Stock otherwise issuable to the Participant as a result of the exercise or acquisition of Common Stock under the Option, provided, however, that no shares of Common Stock are withheld with a value exceeding the minimum amount of tax required to be withheld by law; or (iii) delivering to the Company owned and unencumbered shares of Common Stock. The Company may, in its discretion, hold the stock certificate to which such Participant is entitled upon the exercise of an Option as security for the payment of such withholding tax liability, until cash sufficient to pay that liability has been accumulated.
     (g) Repurchase Limitation. The terms of any repurchase option shall be specified in the Option and may be either at Fair Market Value at the time of repurchase or at a price to be determined by the Board (or any Committee delegated to pursuant to subsection 5(c)), which shall not be less than the original purchase price. To the extent required by Section 260.140.41 and Section 260.140.42 of the Regulations at the time an Option is granted, any repurchase option contained in an Option granted prior to the Company becoming a Reporting Company to a person who is not an Officer shall be upon the terms described below:
          (i) Fair Market Value. If the repurchase option gives the Company the right to repurchase the shares of Common Stock upon termination of employment at not less than the Fair Market Value of the shares of Common Stock to be purchased on the date of termination of Continuous Service, then (i) the right to repurchase shall be exercised for cash or cancellation of purchase money indebtedness for the shares of Common Stock within 90 days of termination of Continuous Service (or in the case of shares of Common Stock issued upon exercise of Options after such date of termination, within 90 days after the date of the exercise) or such longer period as may be agreed to by the Company and the Participant (for example, for purposes of satisfying the requirements of Section 1202(c)(3) of the Code regarding “qualified small business stock”) and (ii) the right terminates when the shares of Common Stock become publicly traded.
          (ii) Original Purchase Price. If the repurchase option gives the Company the right to repurchase the shares of Common Stock upon termination of Continuous Service at the original purchase price, then (i) the right to repurchase at the original purchase price shall lapse at the rate of at least 20% of the shares of Common Stock per year over five years from the date the Option is granted (without respect to the date the Option was exercised or became exercisable) and (ii) the right to repurchase shall be exercised for cash or cancellation of purchase money indebtedness for the shares of Common Stock within 90 days of termination of Continuous Service (or in the case of shares of Common Stock issued upon exercise of Options after such date of termination, within 90 days after the date of the exercise) or such longer period as may be agreed to by the Company and the Participant (for example, for purposes of satisfying the requirements of Section 1202(c)(3) of the Code regarding “qualified small business stock”).

     (h) Incentive Stock Option $100,000 Limitation. To the extent that the aggregate Fair Market Value (determined at the time of grant) of Common Stock with respect to which Incentive Stock Options are exercisable for the first time by any Optionholder during any calendar year (under all plans of the Company and its Affiliates) exceeds $100,000, the Options or portions thereof which exceed such limit (according to the order in which they were granted) shall be treated as Nonstatutory Stock Options.
     (i) Information Obligation. Prior to the Company becoming a Reporting Company, to the extent required by Section 260.140.46 of the Regulations, the Company shall deliver, no less than annually, financial statements to Participants who are not key Employees whose duties in connection with the Company assure them access to equivalent information.
12. Adjustments upon Changes in Stock.
     (a) Capitalization Adjustments. If any change is made in the Common Stock subject to the Plan, or subject to any Option other than as a result of a Change in Control, (through merger, consolidation, reorganization, recapitalization, reincorporation, stock dividend, dividend in property other than cash, stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or other transaction), the Plan will be appropriately adjusted in the class(es) and maximum number of securities subject to the Plan pursuant to subsection 6(a), and the outstanding Options will be appropriately adjusted in the class(es) and number of securities and price per share of Common Stock subject to such outstanding Options. The Board shall make such adjustments, and its determination shall be final, binding and conclusive.
     (b) Change in Control—Dissolution or Liquidation. In the event of a dissolution or liquidation of the Company, then all outstanding Options shall terminate immediately prior to such event.
     (c) Change in Control—Asset Sale, Merger, Consolidation or Reverse Merger. Subject to any agreement regarding acceleration of an Option as set forth in an Option Agreement, in the event of a Change in Control, then any surviving corporation or acquiring corporation shall assume any Options outstanding under the Plan or shall substitute similar stock awards (including an award to acquire the same consideration paid to the Stockholders in the transaction described in this subsection 12(c) for those outstanding under the Plan). In the event any surviving corporation or acquiring corporation refuses to assume such Options or to substitute similar stock awards for those outstanding under the Plan, then with respect to Options held by Participants whose Continuous Service has not terminated, the vesting of such Options (and, if applicable, the time during which such Options may be exercised) shall be accelerated in full, and the Options shall terminate if not exercised (if applicable) at or prior to such event. The Options shall become exercisable 10 days before the anticipated effective date of the transaction causing the Change in Control as specified in the notice from the Board. Participants, by so notifying the Company in writing, may condition the exercise of the Options upon, and provide that each exercise of Options shall become effective at the time of, but immediately before, the consummation of such transaction in which event such Participants need not make payment for the shares to be purchased upon exercise of such Options until five days after written notice by the Company to Participants that the transaction has been consummated. With respect to any other Options outstanding under the Plan, such Options shall terminate if not exercised (if applicable) prior to such event.
13. Amendment of the Plan and Options.
     (a) Amendment of Plan. The Board at any time, and from time to time, may amend the Plan. However, except as provided in Section 12 relating to adjustments upon changes in Common Stock, no amendment shall be effective unless approved by the stockholders of the Company to the extent stockholder approval is necessary to satisfy the requirements of Rule 16b-3 or any Nasdaq or securities exchange listing requirements.
     (b) Stockholder Approval. The Board may, in its sole discretion, submit any other amendment to the Plan for stockholder approval, including, but not limited to, amendments to the Plan intended to satisfy the requirements of Section 162(m) of the Code and the regulations thereunder regarding the exclusion of performance-based compensation from the limit on corporate deductibility by Reporting Companies of compensation paid to certain executive officers.
     (c) No Impairment of Rights. Rights under any Option granted before amendment of the Plan shall not be impaired by any amendment of the Plan unless (i) the Company requests the consent of the Participant and (ii) the Participant consents in writing.
     (d) Amendment of Options. The Board at any time, and from time to time, may amend the terns of any one or more Options; provided, however, that the rights under any Option shall not be impaired by any such amendment unless (i) the Company requests the consent of the Participant and (ii) the Participant consents in writing.
     (e) Compliance with Code. The Plan and all Options granted hereunder shall comply at all time with all laws and regulations of any governmental authority which may be applicable thereto (including Section 409A of the Code). To the extent than an Option granted hereunder is designated as an Incentive Option, it shall comply with Code Section 422, and all provisions of the Plan and the Option Agreement shall be construed in such a manner as to effectuate that intent. Any provision of the Plan or any Option Agreement notwithstanding, the Participant shall not be entitled to receive the benefits of Options and the Company shall not be obligated to pay any benefits to a Participant if such exercise, delivery, receipt or payment of benefits would constitute a violation by such individual or the Company of any provision of any such law or regulation. Any reference herein to “compliance with the requirements of Section 409A of the Code” or words of similar import shall be interpreted to mean application of the terms of the Plan or any Option Agreement, or administration of the Plan or any Option, as the case may be, in such a manner that no additional income tax is imposed on a Participant pursuant to Section 409A(l)(a) of the Code; provided, however, that this provision shall not limit the application of any provision of Section 422 of the Code applicable to Incentive Stock Options, including, but not limited to, the $100,000 limit on Incentive Stock Options set forth in subsection 11(h) or any recharacterization of an Option resulting therefrom. If additional guidance is issued under or modifications are made to Section 409A of the Code or any other law affecting the Options issued hereunder, the Board shall take such actions (including amending the Plan or any Option Agreement without the necessity of obtaining the Participant’s consent otherwise required by subsection 13(d)) as it deems necessary, in its sole discretion, to ensure continued compliance with Section 409A of the Code.
14. Termination or Suspension of the Plan.
     (a) Plan Term. The Board may suspend or terminate the Plan at any time. Unless sooner terminated, the Plan shall terminate on the day before the tenth anniversary of the date the Plan is adopted by the Board or approved by the stockholders of the Company, whichever is earlier. No Option may be granted under the Plan while the Plan is suspended or after it is terminated.
     (b) No Impairment of Rights. Suspension or termination of the Plan shall not impair rights and obligations under any Option granted while the Plan is in effect except with the written consent of the Participant.
15. Choice of Law. The law of the State of Delaware shall govern all questions concerning the construction, validity and interpretation of this Plan, without regard to such state’s conflict of laws rules.
16. Partial Invalidity. The invalidity or illegality of any provision herein shall not be deemed to affect the validity of any other provision.